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                                                                    Exhibit 8.31


                [DEWEY BALLANTINE LLP LETTERHEAD APPEARS HERE]


                              March 11, 1998

Chevy Chase Bank, F.S.B.
8401 Connecticut Avenue
Chevy Chase, MD 20815


                Re:  Chevy Chase Auto Receivables Trust 1998-1
                     Auto Receivables Backed Certificates
                     (Registration No. 333-21707)
                     -----------------------------------------

Ladies and Gentlemen::

          We have acted as counsel to Chevy Chase Bank, F.S.B. (the "Bank") in connection with issuance of the Chevy Chase Auto Receivables Trust 1998-1, Auto Receivables Backed Certificates, under the above referenced Registration Statement on Form S-3, as amended by Amendment No. 1 thereto ("Amendment No. 1" and together with such Registration Statement the "Registration Statement") declared effective by the Securities and Exchange Commission under the Srcurities Act of 1933 as amended (the "Act"), at 4.30 p.m. Eastern time on March 11, 1997. The Certificates will be issued pursuant to a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") a form of which has been filed as Exhibit 4.3 to the Registration Statement, to be entered into between the Bank as seller and servicer, and U.S. Bank National Association as Trustee (the "Trustee").

          We have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of all such documents and records of the Bank and such other instruments and other certificates of public officials, officers and representatives of the Bank and such other persons, and have made such investogations of law, as we have deemed appropriate as a basis for the opinions expressed below.

          The opinions expressed below are subject to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors rights generally and to general equity principles.

          We are admitted to the bar of the State of New York and we express no opinion as to the laws of any other jurisdiction except as to matters that are governed by Federal law or the laws of the State of New York. All opinions set forth herein are based
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Chevy Chase Bank, F.S.B.
March 11, 1998
Page 2

on laws, regulations and policy guidelines currently in force and may be affected by future regulations.

          Base upon the foregoing, we are of the opinion that:

          1. When the Pooling and Servicing Agreement has been duly authorized by all necessary action and duly executed and delivered by the Bank, as seller and servicer, and the Trustee, the Pooling and Servicing Agreement will be a valid and legally binding obligation of the Bank; and

          2. When the Pooling and Servicing Agreement has been duly authorized by all necessary action and duly executed and delivered by the Bank, as seller and servicer, and the Trustee, and when the Certificates have been duly executed and authenticated in accordance with the provisions of the Pooling and Servicing Agreement, and issued and sold as contemplated in the Registration Statement and the Prospectus, as amended or supplemented, and delivered pursuant to Section 5 of the Act in connection therewith, such Certificates will be legally and validly issued, fully paid and nonassessable, and the holders of such Certificates will be entitled to the benefits of the Pooling and Servicing Agreement.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to Dewey Ballantine LLP in the Prospectus Supplement constituting a part of such Registration Statement under the caption "Legal Matters".


                              Very truly yours,

                              /s/ Dewey Ballantine LLP